Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

Algodon Wines & Luxury Development Group, Inc. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

By vote of the Board of Directors of the Corporation, a resolution was adopted, pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable. The resolutions setting forth the amendment are as follows:

RESOLVED: that the first paragraph of Article First of the Amended and Restated Certificate of Incorporation of the Corporation be and it hereby is deleted in its entirety and a new Article First be inserted in lieu thereof to read as follows:

“FIRST: Name. The name of the corporation is Algodon Group, Inc. (hereinafter referred to as the “Corporation”).”

And be it further

RESOLVED: that the effective date of the above change to the first paragraph of Article First of the Amended and Restated Certificate of Incorporation of the Corporation shall be October 1, 2018

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this 20th day of September, 2018.

ALGODON WINES & LUXURY DEVELOPMENT GROUP, INC.

By:	/s/Scott L. Mathis
Scott L. Mathis
Chief Executive Officer